EXHIBIT 99.1

NEWS RELEASE	August 2, 2006

For more information, contact:

Kirk Whorf, Executive Vice President and Chief Financial Officer

kwhorf@northstatebank.com 919-645-2707

Larry D. Barbour, President and Chief Executive Officer

919-645-2703

NORTH STATE BANCORP ANNOUNCES

50% STOCK SPLIT

Stock split in the form of a 50% stock dividend represents the sixth split since North State Bank opened in 2000.

Raleigh, NC… North State Bank President and CEO Larry D. Barbour has announced that the board of directors of North State Bancorp [OTC-BB: NSBC], the holding company for North State Bank, has voted to issue a 50% stock split effected in the form of a 50% stock dividend. Additional shares created by the split will be distributed on August 28, 2006 to shareholders of record as of August 14, 2006, who will receive one additional share for every two shares owned.

“After six years of sound and profitable growth and clear strategic thinking and planning for our future, we believe the additional shares created from the stock split will help us achieve our goal of additional liquidity for our current investors and a broader shareholder base in the future,” said Barbour.

As of June 30, 2006, North State Bancorp had total assets of $423 million. North State Bank focuses on total banking relationships with professional firms, professionals, property management companies, churches, and individuals who value a mutually beneficial banking relationship.

Founded in 2000, North State Bank is a full service community bank, currently serving Wake County through five offices: full-service offices on Six Forks Road at North Hills and on Falls of Neuse Road in Raleigh, Highway 70 West in Garner, and Blue Ridge Road in West Raleigh, and a loan production office at Wakefield Corporate Center in Wake Forest, NC, with plans to open a full service office there in August of 2006. In addition, the Bank recently opened a loan production office at the Lumina Station shopping center in Wilmington, N.C. in New Hanover County.

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www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, changes in interest rates, substantial changes in financial markets, regulatory changes, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

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